AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment”) is entered into as of May 10, 2010, by and between ENERGY FOCUS, INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).

WHEREAS:

The Company and the Investor have entered into a Purchase Agreement as of March 17, 2010 (the “Purchase Agreement”). The parties desire to amend Section 2(i) of the Purchase Agreement to fully comply with the rules of the Principal Market as defined in the Purchase Agreement.

NOW THEREFORE, the Company and the Investor hereby agree as follows:

1. CHANGE TO PURCHASE AGREEMENT. The first paragraph of Section 2(i) of the Purchase Agreement shall be changed to read in full as follows:

(i) Compliance with Principal Market Rules; Company Rights Agreement. The Company shall not effect any sale or issuance of shares of Common Stock under this Agreement and the Investor shall not have the right or the obligation to purchase or accept issuance of any shares of Common Stock under this Agreement to the extent that after giving effect to such purchase or issuance the “Exchange Cap” shall be deemed to be reached. The “Exchange Cap” shall be deemed to have been reached if, at any time prior to the shareholders of the Company approving the transaction contemplated by this Agreement, upon a purchase or issuance under this Agreement, the Purchase Shares, Commitment Shares, and Warrant Shares issuable pursuant to such purchase or issuance would, together with all Purchase Shares, Commitment Shares, and Warrant Shares previously issued under this Agreement, exceed 4,247,936 shares of Common Stock (19.99% of the 21,250,304 outstanding             shares of Common Stock as of the date of this Agreement). The Company may, but shall be under no obligation to, request its shareholders to approve the transaction contemplated by this Agreement. The Company shall not be required to issue any Purchase Shares, Commitment Shares, or Warrant Shares under this Agreement if such issuance would breach the Company’s obligations under the rules or regulations of the Principal Market.

2. NO CHANGE. The Company and the Investor agree that, except as modified by this Amendment, any and all provisions of the Purchase Agreement remain in full force and effect.

3. COUNTERPARTS. This Amendment may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature or a signature in a “.pdf” format data file.

IN WITNESS WHEREOF, the Investor and the Company have caused this Amendment Agreement to be duly executed as of the date first written above.

COMPANY:

ENERGY FOCUS, INC.

By:
Name: Joseph G. Kaveski
Title: Chief Executive Officer

INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC

BY: LINCOLN PARK CAPITAL
PARTNERS, LLC

BY: ROCKLEDGE CAPITAL
CORPORATION

By:
Name: Josh Scheinfeld
Title: President